Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Duratek, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-113701) and Form S-8 (File Nos. 33-60075, 333-40612, and 333-74848) of Duratek, Inc. of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Duratek Inc., as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Duratek, Inc.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No.143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

/s/ KPMG LLP
Baltimore, Maryland
March 11, 2005